PRESS RELEASE - September 14, 2006

Barrick To Seek Termination of NovaGold Poison Pill and Extends Bid

Barrick Gold Corporation announced today that it will be submitting an application to the British Columbia Securities Commission for a hearing to cease trade NovaGold Resources Inc.’s shareholder rights plan or poison pill. The Company will ask that the hearing be held no later than September 27, 2006. Barrick also announced that its offer to acquire the outstanding shares of NovaGold has been extended to 6:00 p.m. (Toronto time) on September 29, 2006.

"At the expiry of the bid, NovaGold will have had over two months to table an alternative proposal. It's time for the poison pill to be removed so that Barrick can proceed with its bid and shareholders can exercise their fundamental right to make their own decisions regarding the tender of their shares without constraints imposed on them by NovaGold's management," said Greg Wilkins, President and Chief Executive Officer.

Barrick is making the offer to acquire NovaGold in order to consolidate its interest in the Donlin Creek project in Alaska, USA, and acquire 100 per cent of the Galore Creek project in British Columbia, Canada. The proposed transaction is valued at approximately US$1.3 billion (or approximately US$1.5 billion on a fully diluted basis). The all-cash offer of US$14.50 per share represents a premium of 24 per cent over the July 21, 2006 closing price of NovaGold’s shares on the AMEX, and a premium of 23 per cent over the equity offering of US$11.75 completed by NovaGold in February 2006.

For purposes of U.S. tender offer rules, Barrick hereby discloses that 6,797 NovaGold common shares have been validly tendered to date to the offer.

The Circular for NovaGold is available on Barrick’s website at www.barrick.com, from the Canadian System for Electronic Document Analysis and Retrieval at www.sedar.com or the SEC’s website at www.sec.gov.

Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner. Barrick’s shares are traded on the Toronto, New York, London, Euronext-Paris and Swiss stock exchanges.

INVESTOR CONTACTS: James Mavor Vice President, Investor Relations Tel: (416) 307-7463 Email: jmavor@barrick.com	Mary Ellen Thorburn Director, Investor Relations Tel: (416) 307-7363 Email: mthorburn@barrick.com	MEDIA CONTACT: Vincent Borg Senior Vice President, Corporate Communications Tel: (416) 307-7477 Email: vborg@barrick.com

Barrick Gold Corporation                                        1                                            Press Release

Additional Information

On August 4, 2006, Barrick Gold Corporation filed a tender offer statement related to its tender offer for the outstanding common shares of NovaGold Resources Inc. Investors and security holders of NovaGold are urged to read the tender offer statement, because it contains important information. Investors and security holders of NovaGold may obtain a free copy of the tender offer statement and other documents filed by Barrick Gold Corporation with the SEC at the SEC’s website at www.sec.gov. The tender offer statement may also be obtained for free from Barrick Gold Corporation on its website or by directing a request to Barrick Gold Corporation’s investor relations department.

Forward-Looking Statements

Certain information included in this press release, including any information as to our future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements." The words "expect", "will", “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from the Company's estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as copper, silver, fuel and electricity) and currencies; changes in U.S. dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully integrate acquired assets; legislative, political or economic developments in the jurisdictions in which the Company carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of diminishing quantities or grades of reserves; adverse changes in our credit rating; contests over title to properties, particularly title to undeveloped properties; and the risks involved in the exploration, development and mining business. These factors are discussed in greater detail in the Company’s most recent Form 40-F/Annual Information Form on file with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities.

The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Barrick Gold Corporation                                        2                                            Press Release